Exhibit 2.1

FIRST AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

Dated as of December 7, 2016

By and Among

MAGENTIREN VAJURAM AND
AVIJIT ROY
(COLLECTIVELY, THE "SELLERS"),

RVR DIAGNOSTICS SDN BHD ("RVR")
and

 CHEMBIO DIAGNOSTICS, INC. (THE "BUYER")
relating to the purchase by Chembio Diagnostics, Inc. of
all the outstanding equity interests in
RVR DIAGNOSTICS SDN BHD

TABLE OF CONTENTS
TABLE OF CONTENTS
SECTION 1. DEFINITIONS AND INTERPRETATION
1.1. Defined Terms
1.2. Interpretation
SECTION 2. PURCHASE AND SALE OF COMMON STOCK; CONDITION OF ASSETS
2.1. Purchase and Sale
2.2. Purchase Price; Payment
2.3. Further Assurances
SECTION 3. THE CLOSING
3.1. Closing
3.2. Deliveries at Closing
SECTION 4. REPRESENTATIONS OF THE SELLERS
4.1. Binding Nature of Agreement
4.2. Consent and Approvals
4.3. Noncontravention
4.4. Capitalization
4.5. Ownership of Stock
4.6. Organizational Matters; Authorization and Validity of the Agreement
4.7. Compliance with Laws
4.8. Material Contracts
4.9. Litigation and Claims
4.10. Environmental Matters
4.11. Financial Statements
4.12. Undisclosed Liabilities
4.13. No Adverse Effect
4.14. Conduct of RVR
4.15. Intellectual Property
4.16. Tax Matters
4.17. Customers and Suppliers
4.18. Real Property
4.19. Broker's or Finder's Fees
4.20. Employees
4.21. Representations
SECTION 5. REPRESENTATIONS OF THE BUYER
5.1. Corporate Organization
5.2. Authorization; Enforceability
5.3. No Approvals or Conflicts
5.4. Financing
5.5. Purchase for Investment
5.6. Broker's or Finder's Fees
5.7. Proceedings
5.8. Investigation
SECTION 6. COVENANTS
6.1. Cooperation and Best Efforts
6.2. Press Releases
6.3. Conduct of Business of RVR Prior to the Closing Date
6.4. Consents
6.5. Governmental Consents and Approvals
6.6. No Shop
6.7. Non-Competition; Non-Solicitation; Confidentiality
6.8. No Trading Or Discussion of Buying or Selling Stock of Buyer
6.9. Audited Financial Statements
6.10. Access to RVR

SECTION 7. CONDITIONS TO CLOSING
7.1. Conditions Applicable to All Parties
7.2. Additional Conditions Applicable to the Buyer's Obligations
7.3. Additional Conditions Applicable to the Sellers' Obligations
7.4. RVR and the Sellers Closing Deliveries
7.5. Buyer Closing Deliveries
SECTION 8. INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS
8.1. Indemnification
8.2. Notice and Defense of Claims
8.3. Limitations
SECTION 9. TERMINATION
9.1. Termination
9.2. Effect of Termination: Survival
SECTION 10. MISCELLANEOUS
10.1. Notices
10.2. Waiver
10.3. Expenses
10.4. Integrated Agreement
10.5. Parties in Interest
10.6. Amendment
10.7. Assignment
10.8. Counterparts
10.9. Governing Law

EXHIBIT A:  Form of Employment Agreement A-1

SCHEDULES S-1

Schedule 4.8	Material Contracts
Schedule 4.9(a)	Litigation and Claims (Sellers)
Schedule 4.9(b)	Litigation and Claims (RVR)
Schedule 4.12	Disclosed Liabilities
Schedule 4.15	Intellectual Property
Schedule 4.17(a)	Material Customers
Schedule 4.17(b)	Material Suppliers
Schedule 7.4	Required Consents and Approvals

FIRST AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

This FIRST AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of December 7, 2016, is made by and among Avijit Roy and Magentiren Vajuram (each a "Seller" and collectively, the "Sellers"), RVR Diagnostics Sdn Bhd (Company Number 924244-M), a Malaysian corporation ("RVR"), and Chembio Diagnostics, Inc., a Nevada corporation (the "Buyer").  Each of the Sellers has provided his Malaysian IC Number to the Buyer by a separate communication.
W I T N E S S E T H:
WHEREAS, the Buyer, the Sellers, and RVR entered in a Stock Purchase Agreement (the "Original SPA") dated as of November 4, 2016, among them;
WHEREAS, the Buyer, the Sellers, and RVR desire to enter into this First Amended And Restated Stock Purchase Agreement (the "Agreement") to amend, restate and replace the Original SPA in its entirety;
WHEREAS, the Sellers own all of the issued and outstanding common stock, comprising 1,000,000 ordinary shares of RVR, and convertible securities, options and any other equity interests and rights to purchase equity securities (collectively, the "Common Stock") of RVR;
WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase all of the Common Stock of RVR subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
1.1. Defined Terms.
For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, each of the following terms shall have the meanings set forth below:
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
"Agreement" has the meaning specified in the Introduction.
"Available Funds" has the meaning specified in Section 5.4.
"Buyer" has the meaning specified in the Introduction.
"Buyer Indemnitees" has the meaning specified in Section 8.1.
"Buyer Stock" has the meaning specified in Section 2.2(b).
"Cap" has the meaning specified in Section 8.4(b).
"Closing" has the meaning specified in Section 3.1.
"Closing Date" has the meaning specified in Section 3.1.
"Code" means the Internal Revenue Code of 1986, as amended, or any successor law.
"Common Stock" has the meaning specified in the first "WHEREAS" clause under "WITNESSETH" in the Introduction.
"Economic Effective Date" means December 31, 2016.
"Effective Time" has the meaning specified in Section 3.1.
"Environmental Laws" has the meaning specified in Section 4.10.
"Financial Statements" has the meaning specified in Section 4.11.
"Governmental Body" means any nation, state, county, city, town, village, district, or other jurisdiction of any nature; any federal, state, local, municipal, foreign, or other government; any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); any multi-national organization or body; any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, or any official of any of the foregoing.

"Governmental Order" means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization, notice requirements, court decisions, guidelines, criteria, standards, directives, directions, principles of law, restrictions or other requirement of any Governmental Body in effect at that time or as amended from time to time, or (ii) any obligation included in any authorization, approval, consent, order, certificate, certification, franchise, permit or license issued by any Governmental Body or resulting from binding arbitration, including any requirement under common law, at that time.
"Indemnified Person" has the meaning specified in Section 8.2.
"Indemnifying Person" has the meaning specified in Section 8.2.
"Indemnity Claim" has the meaning specified in Section 8.2.
"Intellectual Property" means all intellectual property rights owned or used by the Sellers arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all related know how and similar related rights arising under the laws of the any jurisdiction (collectively, "Patents"), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"), (iii) all copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "Copyrights"), and (iv) all discoveries, research and development, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, know how, trade secrets, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Sellers (collectively, "Trade Secrets").
"Knowledge" as used in this Agreement in the phrases "to the knowledge of Sellers", "known by the Sellers" or words of similar import, means, the actual knowledge of the Sellers after reasonable investigation; and similarly with respect to the Company.
"Lien" means, with respect to the Common Stock or any asset of RVR, any title defect, lien, mortgage, easement, pledge, charge, transfer restriction, right of first refusal, preemptive right, option, claim, security interest, right of others or other encumbrance of any nature whatsoever, other than restrictions imposed by federal of state securities laws.
"Losses" has the meaning specified in Section 8.1.
"Material Adverse Effect" means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of RVR, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to general business or economic conditions, including such conditions related to the business of RVR.
"Milestone Period" means calendar year 2017.
"Milestone Proration Amount" means a fraction, (1) the numerator of which is the positive amount, if any, by which actual sales for calendar year 2017 is greater than Two Million Two Hundred Fifty Thousand Dollars ($2,250,000), up to a maximum overage of Two Hundred Fifty Thousand Dollars ($250,000), and (2) the denominator of which is Two Hundred Fifty Thousand Dollars ($250,000).
"Notice" has the meaning specified in Section 10.1.
"Person" means natural persons, corporations, partnerships, limited liability companies, trusts and all other entities or organizations of any kind, including any Governmental Body.
"Post-Economic Effective Date Purchase Price Adjustment" has the meaning specified in Section 2.2(c).
"Preliminary Closing Balance Sheet" means the unaudited balance sheet of RVR as of September 30, 2016.
"Purchase Price" has the meaning specified in Section 2.2.
"Registration Statement" has the meaning specified in Section 6.11.
"RVR" has the meaning specified in Introduction.
"RVR Intellectual Property" has the meaning specified in Section 4.15.
"SEC" means the U.S. Securities and Exchange Commission.
"Seller" and "Sellers" has the meaning specified in the Introduction.
"Seller Indemnitees" has the meaning specified in Section 8.1(b).
 "Stock Sale" means the sale of the Common Stock by each Seller to the Buyer in accordance with this Agreement.

"Subsidiary" means a corporation or entity of which the majority of the outstanding capital Common Stock, voting securities, other equity interests or other interests having rights to vote or otherwise exercise control are held, directly or indirectly, by RVR.
"Tax" means any income, gross receipts, premiums, profits, capital, franchise, withholding, payroll, employment, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, registration, occupation, service, sales, use, license, lease, transfer, import, export, customs, value added, goods and services, severance, environmental, alternative or add-on minimum, estimated or other similar tax (including any fee, assessment, levy, tariff, charge, or duty in the nature of or in lieu of any tax) imposed by any Governmental Body, and any interest, penalties, additions, or additional amounts in respect of the foregoing, whether disputed or not.  The term "Tax" includes, with respect to any Person, such Person's liability for Taxes imposed on any consolidated or combined basis.
"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
"Transaction Documents" means any documents entered into in connection with this Agreement and the transaction contemplated herein.
"U.S. GAAP" means accounting principles generally accepted in the U.S.A. and by the U.S. Securities and Exchange Commission, consistently applied.
1.2. Interpretation.
(a) The table of contents and section headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(b) In this Agreement, unless a clear contrary intention appears:
(i)	the singular number includes the plural number and vice versa;
(ii)
reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;
(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v)
reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	"hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;
(vii)	references to "Sections" or "Schedules" shall be to Sections of or Schedules to this Agreement unless otherwise specifically provided;
(viii)	"including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;
(ix)	"or" is used in the inclusive sense of "and/or";
(x)	with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and
(xi)	references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.
(c) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with U.S. GAAP, applied on a basis consistent with prior periods.

(d) This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
SECTION 2. PURCHASE AND SALE OF COMMON STOCK; CONDITION OF ASSETS
2.1. Purchase and Sale.  Subject to the terms and conditions hereof, at the Closing the Sellers will sell to the Buyer, and the Buyer will purchase from the Sellers, the Common Stock, free and clear of all Liens.
2.2. Purchase Price; Payment.  The "Purchase Price" shall be paid as follows:
(a) Cash Payment.  At Closing, the Buyer shall deliver, by wire transfer of immediately available funds to accounts designated in writing by each of the Sellers on the Closing Date, in cash, (US)One Million Four Hundred Thousand and 00/100 Dollars ((US)$1,400,000.00) allocated between the Sellers in proportion to their relative ownership of RVR Common Stock as set forth in Section 4.5 hereof.
(b) Buyer Stock.  At the Closing, the Buyer shall deliver to the Sellers shares of Buyer common stock ("Buyer Stock"), which based on a 15-day volume-weighted average trading price  ("VWAP") of the Buyer Stock ending as of three business days immediately prior to the date of execution by all parties of this First Amended And Restated Stock Purchase Agreement, is calculated to be equal to (US) One Million Eight Hundred Fifty Thousand and 00/100 Dollars (US)($1,850,000.00) allocated between the Sellers in accordance with Schedule 2.2, less the holdback of (US)$50,000 in Buyer common stock ("Holdback Stock"), based on the same 15-day VWAP as for the Buyer Stock. The holdback of the Holdback Stock shall continue until the first anniversary of the Closing Date as collateral for payment of any undisclosed liabilities.  The Holdback Stock may be utilized at any time prior to the first anniversary of the Closing Date, at the discretion of Buyer, to fund the payment of any undisclosed liabilities as undisclosed liabilities are described in Section 4.12 of this Agreement.  After the first anniversary of the Closing Date, at the option of Buyer, the holdback amount can be used to settle any other obligations under this Agreement, including any indemnification amounts outstanding according to Section 8.1.  The shares of Buyer Stock delivered hereunder shall be restricted and shall include a legend restricting their sale or other transfer or disposition pursuant to U.S. securities laws as set forth in Section 4.18(i);
(c) Economic Effective Date and Post-Economic Effective Date Purchase Price Adjustment.  For economic purposes, the economic effective date of the purchase and sale of the Common Stock of RVR will be 11:59 p.m., Malaysia time, December 31, 2016 (the "Economic Effective Date").  Accordingly, except as specifically provided in this Section, Sellers are not entitled to any payments or distributions from RVR that are allocable to periods subsequent to the Economic Effective Date, except for the reimbursement of properly documented business expenses and except for salary at the rate provided for in the Employment Agreement attached hereto as Exhibit A.  As soon as reasonably practicable after the later of the Closing Date and the Economic Effective Date, Buyer will provide Sellers with a Post-Economic Effective Date Purchase Price Adjustment, based on RVR's operations through the Economic Effective Date.  The Post-Economic Effective Date Purchase Price Adjustment will be calculated according to U.S. GAAP, and will (i) increase the amount of the Purchase Price by all revenue realized, if any, according to U.S. GAAP, by RVR after the Closing Date and prior to the Economic Effective Date but not received in cash by RVR at or before the Economic Effective Date; (ii) decrease the amount of the Purchase Price by all costs and expenses realized, if any, according to U.S. GAAP, by RVR after the Closing Date and prior to the Economic Effective Date but provided that those costs and expenses were not paid out by RVR at or before the Economic Effective Date; (iii) decrease the amount of the Purchase Price by all revenue realized, if any, according to U.S. GAAP, by RVR after the Economic Effective Date and prior to the Closing Date, provided that such revenue received in cash by RVR at or before the Closing Date; and (iv) increase the amount of the Purchase Price by all costs and expenses realized, if any, according to U.S. GAAP, by RVR after the Economic Effective Date and prior to the Closing Date, provided that those costs and expenses were not paid out by RVR at or before the Closing Date.  Adjustments to the Purchase Price pursuant to the terms of this paragraph will continue to be paid in cash by both the Buyer and the Sellers after Closing within 10 days after which one party gives notice of any such adjustment to the other party.  If not paid within 10 days after such notice, the notifying party may offset the amount owed pursuant to such adjustment by any amounts due to the non-paying party.
(d) The Milestone Payment.  As promptly as practicable after December 31, 2017, and in any event no later than March 15, 2018, Buyer shall prepare and deliver to Sellers a statement which sets forth RVR's actual sales for the twelve (12) months ending December 31, 2017 (the "Milestone Payment Statement"). The Sellers shall have the opportunity to review and evaluate all working papers, worksheets and other documents utilized by Buyer in the preparation of the Milestone Payment Statement. The Milestone Payment Statement shall be final, binding and conclusive upon, and deemed accepted by, each Seller, unless the Sellers, collectively, deliver an objection (detailing each item in dispute and the reason for such dispute) to Buyer within twenty-five (25) days after the delivery of the Milestone Payment Statement; it being understood that all items not included in any such objection shall be binding and conclusive upon, and deemed accepted by, each Seller. The parties shall attempt to resolve any disputed items in good faith within thirty (30) days of Buyer's receipt of such objection.  Any unresolved items will be resolved by a third-party audit firm approved of by Sellers and Buyer. Any fees associated with the review by the audit firm shall be borne 50% by Buyer and 50% by Sellers, with each Seller jointly and severally liable for the full portion of any amount to be paid by Sellers. Any Cash Milestone Payments earned and payable shall be paid to the Sellers by wire transfer of immediately available funds, to the accounts designated in writing by the Sellers at least three business days prior to such payment date and allocated between the Sellers in accordance with Schedule 2.2. Any Stock Milestone Payments shall be allocated between the Sellers in accordance with Schedule 2.2.
(i)	The "Cash Milestone Payment" shall be (US)$100,000 multiplied by the Milestone Proration Amount.
(ii)
The "Stock Milestone Payment" shall be (US)$150,000 of Buyer common stock based on the 15-day VWAP described in Section 2.2(c) multiplied by the Milestone Proration Amount (together with the Cash Milestone Payment, the "Milestone Payment").

(iii)
During the Milestone Period, the parties agree that, except with the written consent of the Sellers, not to be unreasonably withheld, conditioned or delayed, Buyer shall not take any action or engage in any transaction or series of related transactions, or enter into an agreement to do the same, the intent or effect of which, viewed at the time such action or transaction occurs or such agreement is entered into, is to deprive the Sellers of any benefits of or impairing any rights of the Sellers under this Section 2.2. In addition to, and without limiting Buyer's obligations in the immediately prior sentence, during the Milestone Period, Buyer shall keep a separate set of accounts for RVR's business so that the Milestone Payments can be calculated more easily. Without prejudice to Section 6.7, during the Milestone Period, neither Buyer nor its Affiliates shall conduct, in competition with RVR in Malaysia, the same business or substantially similar business as the then-current business of RVR.

2.3. Further Assurances.  Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other customary instruments and will take all such other reasonable actions as may be reasonably necessary to perfect the transfer and conveyance of the Common Stock to Buyer, and the Buyer Stock to each of the Sellers, on the terms herein contained, to consummate the other transactions contemplated hereby and to effectuate the provisions and purposes hereof.
SECTION 3. THE CLOSING
3.1. Closing.  The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Buyer in Medford, New York, commencing at 10:00 a.m. local time, on the "Closing Date", as defined below in this Section 3.1, provided all of the conditions set forth in Section 7 have been satisfied or waived by the party entitled to grant such waiver, or at or on any other mutually agreeable place, time or date, or if the Closing does not occur on the Closing Date defined below, on a date specified by one party to the other upon five days' notice following satisfaction of the latest to occur of the conditions set forth in Section 7; provided that the other conditions set forth in Section 7 shall have been satisfied or waived by the respective party or parties entitled to grant such waiver.  The Closing shall be effective as of the time of exchange of the signed documents and other deliveries per Section 3.2 on the Closing Date (the "Closing Effective Time").  As used in this Agreement, the term "Closing Date" shall mean a date agreed upon by both Buyer and Sellers, provided that the conditions of Section 7, as referred to above in this paragraph, have been satisfied.
3.2. Deliveries at Closing.  If all conditions set forth in Section 7 are satisfied or waived by each party entitled to grant such waiver, at the Closing (i) the Buyer shall make the cash payment contemplated by Section 2.2(a), as modified to the extent, if any, provided in Section 2.2(c), (ii) the Buyer shall deliver the Buyer Stock contemplated by Section 2.2(b), (iii) the Sellers shall deliver or cause to be delivered to the Buyer the documents listed in Section 7.4, (iv) the Buyer and Sellers shall each provide to the other such proof or indication of satisfaction of the conditions set forth in Sections 7.2 and 7.3 as the parties whose obligations are conditioned upon such satisfaction may reasonably request, (v) the Sellers shall each have delivered executed copies of their employment agreements, and (vi) the Buyer shall deliver or cause to be delivered to the Sellers the documents listed in Section 7.5.
SECTION 4. REPRESENTATIONS OF THE SELLERS
Except as set forth in the disclosure schedule delivered by the Sellers to Buyer on or prior to the date hereof, the Sellers jointly and severally represent and warrant to the Buyer as follows:
4.1. Binding Nature of Agreement.  Each Seller, and RVR, has the authority, and has taken all action necessary, to execute and deliver this Agreement and each of the other Transaction Documents to which he or it is a party, to consummate the transactions contemplated hereby and to perform his or its obligations in accordance with the terms hereof and thereof.  This Agreement and each of the other Transaction Documents to which such Seller and/or RVR, is a party have been duly and validly executed and delivered by such Seller and/or RVR.  This Agreement and each of the other Transaction Documents to which such Seller is a party constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms and conditions, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
4.2. Consent and Approvals.  Neither the execution and delivery of this Agreement and the other Transaction Documents to which such Seller or RVR is a party by such Seller or RVR nor the consummation by such Seller or RVR of any of the transactions contemplated hereby will require on the part of such Seller or RVR any filing or registration with or notification to or consent or approval of any Governmental Body or any other Person. Without prejudice to the generality of the foregoing, the Sellers represent and warrant that their acquisition of the Buyer Stock under Section 2.2 is in compliance with the Capital Markets and Services Act 2007 and Financial Services Act 2013 of Malaysia and does not require any approval, recognition, authorization or otherwise from the Securities Commission of Malaysia or Bank Negara Malaysia.
4.3. Noncontravention.  Each Seller represents that neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance by such Seller or RVR with any of the provisions hereof, will:
(a) (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any contract to which such Seller or RVR is a party or by which such Seller or RVR is bound or (ii) violate any Law or Governmental Order applicable to such Seller or RVR;
(b) result in the imposition of any encumbrances upon the Common Stock; or
(c) result in the imposition of any security interest upon any assets of RVR.

(d) Capitalization.  The Common Stock constitutes all of the issued and outstanding capital stock and other equity interests in RVR, all of which are owned in their entirety and exclusively by the Sellers in the amounts set forth in Section 4.5 and on the signature page hereto.  There are no outstanding subscriptions, options, warrants, calls, puts, rights to subscribe, conversion rights, commitments or any other agreements, with or held by any person(including but not limited to any employees of RVR), and/or to which any of the Sellers or RVR is a party or by which any of the Sellers or RVR is bound which obligates any of the Sellers or RVR to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional Common Stock of capital stock or other equity interests in RVR or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any Common Stock of capital stock or other equity interests in RVR or (ii) purchase, redeem or otherwise acquire any Common Stock of capital stock or other equity interests in RVR.
(e) Ownership of Stock.  Each Seller is the lawful, beneficial and record owner of the following amounts of Common Stock, which together constitute all the outstanding Common Stock as defined herein, of RVR, and all of which are owned by such Seller free and clear of any Liens:  Magentiren Vajuram owns 630,000 shares of common stock of RVR; and Avijit Roy owns 370,000 shares of common stock of RVR.  RVR has no Subsidiaries and has never had any Subsidiaries, and does not own or have the right or obligation to acquire, directly or indirectly, any capital stock or other equity or proprietary interest in any other Person.
    4.6. Organizational Matters; Authorization and Validity of the Agreement.  RVR (i) is a corporation duly organized, validly existing, and in good standing under the laws of Malaysia and (ii) has full power and authority to carry on the businesses in which it is engaged, and to own and use the properties owned and used by it.  RVR is duly qualified as a foreign entity and is in good standing as a foreign entity in all jurisdictions where the properties owned, leased or operated by it are located or where it otherwise conducts business.
4.7. Compliance with Laws.
(a) RVR is in compliance with, and is not in default or violation in any respect under, and has not conducted its operations in violation in any respect of, any law, rule, regulation, decree or order applicable to it.
(b) RVR possesses all licenses, franchises, permits, and other Governmental Body authorizations (collectively, "Authorizations") that are necessary to conduct its business in the manner in which, and in the jurisdictions and places where, it currently conducts business.  All such Authorizations are valid and in full force and effect, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Authorization.
4.8. Material Contracts.
(a) Schedule 4.8, sets forth a complete and accurate list of all of the contracts and other agreements to which RVR is a party or otherwise bound, including, but not limited to, the following categories:
(i)	any agreement, contract or commitment relating to capital expenditures,
(ii)	any loan or advance to, or investment in, any other Person or any agreement, contract or commitment relating to, the making of any such loan, advance or investment,
(iii)	any guarantee, surety or other contingent liability in respect of any indebtedness, liability or obligation of any other Person,
(iv)	any agreement that in any way restricts or purports to restrict the business activity of RVR or limits RVR's ability to engage in any line of business or compete with any Person,
(v)	any line of credit, whether drawn upon or not, or any loan agreement obligating it to repay to any creditor, whether secured or unsecured,
(vi)	any tax indemnity, tax sharing, tax payment or tax allocation agreement,
(vii)	any lease or sublease,
(viii)	any agreement, commitment, understanding or other arrangement to deliver severance payments to any current or former employee, or
(ix)	any agreement that is or contains a power of attorney by or in favor of RVR.

(b) Except as set forth on Schedule 4.8, no Seller is a party to (i) any loan or advance to or from RVR, or any agreement or commitment relating to the making of any such loan or advance, or (ii) any guarantee or other contingent liability in respect of any indebtedness of RVR.
(c) Neither of the Sellers nor RVR has entered into any agreement (other than this Agreement) or commitment, whether absolute or contingent, obligating it to sell or otherwise dispose of any part of  the Common Stock or of RVR's assets to, or to enter into a business combination with, any other Person.
(d) To the Sellers' Knowledge, each contract or agreement set forth in Schedule 4.8 is in full force and effect and is enforceable by RVR, and there exists no breach, default or event of default or event, occurrence, condition or act (including the Stock Sale) which, with the giving of notice, the lapse of time or the occurrence of any other event or condition, would become a breach, default or event of default thereunder by RVR, except for any such breach, default or event of default that is not likely to have a Material Adverse Effect.
4.9. Litigation and Claims.
(a) Except as set forth in Schedule 4.9(a) there is no action, suit or proceeding at law or in equity, any arbitration or any administrative or other proceeding by or before any Governmental Body, pending or, to the Sellers' Knowledge, threatened against or affecting such Seller, the outcome of which would in any manner impair such Seller's ability to perform such Seller's obligations under this Agreement or any of the other Transaction Documents to which such Seller is a party.
(b) Except as set forth in Schedule 4.9(b), there is no action, suit or proceeding at law or in equity, any arbitration or any administrative or other proceeding by or before any Governmental Body, pending or, to the Sellers' Knowledge, threatened against or affecting RVR, or any of its respective properties or rights, that is likely to have a Material Adverse Effect.  RVR is not subject to any judgment, order or decree entered in any lawsuit or proceeding that is likely to have a Material Adverse Effect.
4.10. Environmental Matters.
(a) RVR possesses all necessary permits that are required under federal, state and local laws and regulations relating to pollution or the protection of the environment, including all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of all hazardous substances (collectively, "Environmental Laws") except for those that would not have a Material Adverse Effect.  RVR is in compliance with all Environmental Laws, including but not limited to all laws and regulations imposing record-keeping, maintenance, testing, storage, transportation, use, generation, collection, treatment, recovery, removal, discharge, disposal, inspection, registration, notification and reporting requirements with respect to such hazardous substances, hazardous wastes or any other materials.
(b) RVR is not subject to any third party claims, administrative or judicial proceedings, agreements or orders pursuant to, nor has it received any written notice of any actual or alleged material violations of or responsibilities under any Environmental Law.
4.11. Financial Statements.  RVR has delivered to the Buyer true and complete copies of the following financial statements (collectively, the "Financial Statements"): (i) the balance sheets of RVR as of December 31, 2014 and December 31, 2015 and the related statements of income and cash flows for the years then-ended, together with any related notes and schedules thereto, accompanied by the reports thereon of RVR's accountants (the "Annual Financial Statements"); and (ii) the balance sheet of RVR as of September 30, 2016 and the related statement of income for the nine months then-ended (the "Interim Financial Statements").  The Financial Statements in all material respects are in accordance with the books and records of RVR, and present fairly, applied in a consistent basis with past practice, the financial condition and results of operations of RVR as of and for the dates and periods presented.
4.12. Undisclosed Liabilities.  RVR has no Liabilities (contingent or otherwise), except for (a) Liabilities specifically reflected or reserved for in the Interim Financial Statements, (b) Liabilities that have arisen after September 30, 2016 in the ordinary course of business, that are not, in the aggregate in excess of $50,000, (c) Liabilities incurred pursuant to or in connection with this Agreement and the transactions contemplated hereby, none of which will be outstanding after the Closing, and (d) Liabilities set forth on Schedule 4.12.
4.13. No Adverse Effect.  Since December 31, 2014, there has been no adverse change in the business, financial condition, results of operations, assets, or liabilities of RVR.
4.14. Conduct of RVR.  Since December 31, 2014, RVR has conducted its business and operations only in the ordinary course of business as previously conducted and maintained its assets and operations as an ongoing business in accordance with past custom.
4.15. Intellectual Property.
(a) RVR owns, has a written license to, or otherwise possesses legally enforceable rights to use all patents, trademarks, registered copyrights, websites, trade names and service marks (and any applications therefore) that are currently used in, and are material to, the business and operations of RVR (collectively, the "RVR Intellectual Property") that is material to operation of RVR's business.  In the event it is held RVR does not possess legally enforceable rights to RVR Intellectual Property and the Sellers do own such rights, the Sellers agree to execute whatever documents are necessary to assign such rights to RVR.
(b) Except as set forth on Schedule 4.15, since its date of formation, RVR has not been named in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party, nor received notice from any party for a claim, cause of action or rights regarding RVR Intellectual Property matters.

(c) RVR has not asserted any claim or commenced any Action concerning infringement of any RVR Intellectual Property by any third party.  To the Sellers' Knowledge, no third party is currently infringing upon or misappropriating any items of RVR Intellectual Property.
(d) RVR maintains commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect its Intellectual Property and personal data collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  RVR is in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations with respect to personal data.
4.16. Tax Matters.
(a) RVR has duly and timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, complete and correct in all material respects at the time of filing.  All Taxes owed by RVR (whether or not shown on any Tax Return) have been timely paid.  Since January 1, 2013, RVR has not received notice of any claim by a taxing authority in a jurisdiction where RVR does not file Tax Returns that RVR is or may be subject to taxation by that jurisdiction.
(b) There are no audits, investigations, enquiries, disputes or administrative or court proceedings currently pending or, to the Knowledge of the Sellers, threatened with regard to any Taxes or Tax Returns of RVR.  No requests by RVR for waivers of time to assess any Taxes are pending and RVR has not waived any statute of limitations with respect to Taxes nor agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.  Since January 1, 2013, no deficiencies for Taxes have been claimed, proposed, or assessed by any taxing authority against RVR.
(c) There has not been a disallowance or reduction of any tax relief, allowance, deduction, exemption, incentive or credit claimed by RVR, nor do any facts exist which may give rise to any of the aforesaid.
4.17. Customers and Suppliers.
(a) Schedule 4.17 sets forth (i) each customer who has paid consideration to RVR for each of 2015 and 2016 (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods.  Since January 1, 2015, RVR has not received any notice that any of its Material Customers has ceased, or plans to or intends to cease after the Closing or in the foreseeable future, or to terminate or materially reduce, its relationship with RVR.
(b) Schedule 4.17 sets forth (i) each supplier to whom RVR has paid consideration for goods or services rendered for each of 2015 and 2016 collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods.  Since January 1, 2015, RVR has not received any notice that any of its Material Suppliers has ceased, or intends to cease or terminate, or materially reduce, its relationship with RVR.
4.18. U.S. Securities Laws.  Each Seller, with respect to himself, hereby represents and warrants to, and agrees with, the Company as follows:
(a) he is acquiring the Buyer Stock for his own account, not for the benefit of others, and not with a view to its sale or other transfer to any other person;
(b) he can bear the economic risk of losing his entire investment in the Buyer Stock;
(c) he is acquiring the Buyer Stock for investment purposes only, and the Buyer Stock that he is acquiring will be held by him without sale, transfer or other disposition for an indefinite period unless the transfer of the Buyer Stock subsequently is registered under the U.S. federal securities laws or unless exemptions from registration are available;
(d) his overall commitments to investments that are not readily marketable are not disproportionate to his net worth, and his investment in the Buyer Stock will not cause such overall commitments to become excessive;
(e) his financial condition is such that he is under no present or contemplated future need to dispose of any portion of the Buyer Stock to satisfy any existing or contemplated undertaking, need or indebtedness;
(f) he has adequate means of providing for his current needs and personal contingencies, and has no need for liquidity in his investment in the Buyer Stock;
(g) he has sufficient knowledge and experience in business and financial matters to evaluate, and has evaluated, the merits and risks of this investment;
(h) Buyer has made available to such Seller and his representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as such Seller has requested, and all such information has been received;
(i) Seller understands and acknowledges that the Buyer Stock has not been registered under the Securities Act or any state securities law, that the Buyer Stock is being sold and delivered hereunder pursuant to exemptions from the registration requirements of the Securities Act and any applicable state securities laws and must be held indefinitely unless it is subsequently registered under the Securities Act and such state laws or a subsequent disposition thereof is exempt from registration under the applicable provisions of the Securities Act and any such state laws.  Each Seller understands that the certificates and any other documents representing the Buyer Stock will include a legend setting forth the restrictions described in the preceding sentence.    Each Seller also understands that any sales of the Buyer Stock are subject to the Company's insider trading policy, which policy has been reviewed by such Seller.

4.19. Real Property.  RVR does not own any real property.  RVR is not a real property company (within the meaning of the Real Property Gains Tax Act 1976 of Malaysia).
4.20. Broker's or Finder's Fees.  No agent, broker, person or firm acting on behalf of either of the Sellers or RVR is, or will be, entitled to any commission or broker's or finder's fees from any parties hereto, or any Affiliate of the parties hereto, in connection with the Stock Sale.
4.21. Employees.  No employee of RVR has been terminated or is in the process of being terminated by RVR; and no employee of RVR has any outstanding oral or written complaints about RVR or otherwise related to RVR's treatment of that employee or handling of other matters. Save as may be required by law, RVR is not liable to pay any allowances, annuity, benefits, gratuity, pension, premium or other payment in connection with the death, disability, retirement, dismissal, resignation or other cessation of employment of any director or employee of RVR. No employee or director of RVR is entitled to contractual bonuses or increments. RVR has paid, deducted and/or contributed all payments required by law to be paid upon or contributed and/or deducted from its employees' remuneration, including but not limited to pursuant to the Employees Provident Fund Act 1991 and Income Tax Act 1967, in a timely manner.
4.22. Representations.  The Sellers shall not be deemed to have made to the Buyer any representation or warranty other than as expressly made by the Sellers in this Section 4.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Sellers in this Section 4, the Sellers make no representation or warranty to the Buyer with respect to:
(a) any projections, estimates or budgets heretofore delivered to or made available to the Buyer of future revenues, expenses or expenditures or future results of operations of RVR; or
(b) except as expressly covered by a representation and warranty contained in this Section 4 hereof, any description of the business or operations of RVR, or any other information or documents (financial or otherwise) made available to the Buyer or its counsel, accountants or advisers with respect to RVR.
SECTION 5. REPRESENTATIONS OF THE BUYER
The Buyer represents and warrants to the Sellers that:
5.1. Corporate Organization.  The Buyer is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.
5.2. Authorization; Enforceability.  The Board of Directors of the Buyer has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby.  This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
5.3. No Approvals or Conflicts.  Neither the execution and delivery by the Buyer of this Agreement nor the consummation by the Buyer of the Stock Sale will (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Buyer, (b) violate, conflict with or result in a breach of any provision of, or constitute a default order, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Buyer under, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or commitment or obligation to which the Buyer or any of its properties may be bound or affected, or (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Body, applicable to the Buyer or its properties, or those that have already been obtained, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body in connection with the execution, delivery and performance of this Agreement by the Buyer other than those that, in the case of clauses (b), (c) and (d) above, are not likely to have a material adverse effect on the business, operations, results of operations, assets, or financial condition of the Buyer, or a material adverse effect on the ability of the Buyer to consummate the Stock Sale.
5.4. Financing.  The Buyer has, and will continue to use commercially reasonable efforts to obtain prior to and at the Closing, sufficient cash, available lines of credit, a commitment for financing or other sources of immediately available funds (the "Available Funds") to enable it to pay the Purchase Price and any other amounts to be paid by it hereunder to the Sellers.
5.5. Buyer's Purchase for Investment.  Buyer understands and acknowledges that the Common Stock has not been and will not be registered under the Securities Act or any state securities law, that the Common Stock is being sold and delivered hereunder pursuant to exemptions from the registration requirements of the Securities Act and any applicable state securities laws and must be held indefinitely unless they subsequently are registered under the Securities Act and such state laws or a subsequent disposition thereof is exempt from registration under the applicable provisions of the Securities Act and any such state laws.  Buyer is acquiring the Common Stock for its own account and not for the benefit of others, and not with a view toward resale or distribution within the meaning of the Securities Act.  Buyer has sufficient knowledge and expertise in financial, tax and business matters so as to enable Buyer to analyze and evaluate the merits and risks of its investment in the Common Stock pursuant to the terms of this Agreement, and Buyer is able to bear the economic risk thereof, including a complete loss of its investment in the Common Stock.
5.6. Broker's or Finder's Fees.  No agent, broker, person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker's or finder's fees from the any parties hereto, or any Affiliate of the parties hereto, in connection with the Stock Sale.
5.7. Proceedings.  There is no action, suit or proceeding at law or in equity, any arbitration or any administrative or other proceeding by or before any Governmental Body, pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that could have a material adverse effect on the Buyer or the ability of the Buyer to consummate the Stock Sale.

5.8. Investigation.
(a) The Buyer acknowledges that prior to Closing (i) it will have had the opportunity to visit with the Sellers and RVR and meet with their respective officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of RVR, and (ii) all materials and information requested by the Buyer will have been provided to the Buyer to the Buyer's reasonable satisfaction.
(b) The Buyer acknowledges that prior to Closing it will have made its own independent examination, investigation, analysis and evaluation of RVR, including the Buyer's own estimate of the value of RVR's business.
(c) The Buyer acknowledges that prior to Closing it will have undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts) of RVR as the Buyer deems adequate, including that described above.
SECTION 6. COVENANTS
6.1. Cooperation and Best Efforts.  Each party will cooperate with the other and use its best efforts to (i) procure all necessary and appropriate consents and approvals, (ii) complete and file all necessary and appropriate applications, notifications, filings and certifications, (iii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Stock Sale, and (iv) effect the Stock Sale at the earliest practicable date.
6.2. Press Releases.  None of RVR or either of the Sellers will issue any announcement or make any other disclosure about the contemplated transaction without the prior written approval of Buyer.  It is understood that after signing this Agreement, Buyer will make public announcements concerning the transactions contemplated by this Agreement that are consistent with Buyer's public disclosure policy and requirements.
6.3. Conduct of Business of RVR Prior to the Closing Date.  Prior to and until the Closing, the Sellers shall cause RVR to conduct its operations in the ordinary and usual course of business in the same manner as it has been conducted to date.  Without the prior written consent of the Buyer, the Sellers shall not commit or omit to do any act, and shall cause RVR not to commit or omit to do any act, that (i) would cause a breach of any agreement, commitment or covenant of the Sellers contained in this Agreement or listed on the Schedules hereto or (ii) would cause the representations and warranties contained in Section 4 to become untrue in any material respects.
6.4. Consents.  The Sellers shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, releases of Liens and approvals, and to provide all notices, which in each case are required or advisable (in the sole opinion of Buyer) in order to consummate the transactions contemplated herein.  All such consents, waivers, releases of Liens approvals and notices shall be in writing and in form and substance satisfactory to Buyer, and executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.
6.5. Governmental Consents and Approvals.  Each of the Sellers and Buyer shall use its commercially reasonable efforts to obtain, at the earliest practical date, all consents, waivers, approvals, orders, permits, authorizations and declarations from, to make all filings with, and to provide all notices to, all Governmental Bodies, which consents, etc., filings and notices are required or advisable (in the sole opinion of Buyer) in order to consummate the transactions contemplated herein.

6.6. No Shop.  No Seller shall, nor shall any Seller permit any of its Affiliates, representatives or agents (collectively, the "Representatives") or RVR to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any of the assets of RVR outside of the ordinary course of business, any capital stock or other ownership interests of Seller in RVR or issuance or subscription of any securities in RVR (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of RVR in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Each of the Sellers shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.  Each Seller agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which any Seller is a party.  The Sellers shall notify Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by any of them or any Representative thereof of any communication, proposal or offer from any Person other than Buyer to effect an Acquisition Transaction, or that may be reasonably expected to lead to an Acquisition Transaction, or any request for non-public information relating to any of them or for access to the properties, books or records of Seller by any Person other than Buyer.  Such notice shall indicate the identity of the Person making the communication, proposal or offer and the material terms of any such communication, proposal or offer.

6.7. Non-Competition; Non-Solicitation; Confidentiality
(a) No Seller shall, and each shall cause its Affiliates not to, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any competing business within Malaysia or in any other jurisdiction in which RVR or the Buyer is conducting business, or to the Knowledge of such Seller, planning to conduct business, during the term of such Seller's employment with RVR or with the Buyer, and for one year after termination of all such employment.  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. The parties hereby confirm and agree that the restrictions contained in this Section are: (i) fair and reasonable in all the circumstances; (ii) necessary to ensure that the Buyer has the full benefit of the goodwill of the business of the RVR acquired hereunder (it being accepted that, in addition to the Common Stock, the Sellers are selling the goodwill of the business of the Company within the meaning of exception 1 to section 28 of the Contracts Act 1950 of Malaysia); and (iii) of no greater duration, extent and application than is necessary for the protection of the business of RVR.
(b) From and after the Closing Date, no Seller shall, and each Seller shall cause its Affiliates and its respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below).  The Sellers and their officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, the Sellers shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order.
(i)
As used in this Agreement, and subject to the exclusions set forth in clause (ii) directly below, "Confidential Information" shall mean all information furnished or disclosed prior to or after the date of this Agreement by one party or its agent or representative (the "Disclosing Party") to the other party or its agent or representative (the "Receiving Party") in oral, written, or electronic form, including, but not limited to information concerning, this Agreement and any discussions surrounding this Agreement, as well as any  proposals, offers, bids, contracts, contract drafts, forecasts, current or historical data, technical, financial or business data, pricing information, research, computer programs, and other technical or business information in any way related to current and anticipated products, services, processes or procedures, future business and operations of the Disclosing Party, and all patents, product properties and configurations, production processes or materials, know-how, machinery configurations, customer and supplier identities and agreements, business plans, employee and consultant identification and information, financial information, and any other trade secrets and proprietary information made available to the Receiving Party or its affiliates, or copy, extract, note or other record (written, electronic or otherwise) of the Confidential Information made by the Receiving Party, its subsidiaries or affiliates, or any of their respective officers, employees, agents, contractors or representatives ("Receiving Party Representatives") wherever contained or recorded.  Such Confidential Information shall remain the exclusive property of the Disclosing Party and shall be returned to the Disclosing Party upon request.  Confidential Information shall also include any information of the types described above that is received by the Receiving Party from or through any consultant, attorney or other third party on behalf of the Disclosing Party.

(ii)
Confidential Information shall not include information that is: (a) otherwise available to the public or is made public by the Disclosing Party; (b) independently developed by the Receiving Party without reference or use of Confidential Information of the Disclosing Party; or (c) already lawfully in possession of the Receiving Party and not subject to this Agreement or an existing agreement of confidentiality between the parties.

(c) The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate.  Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7 without the necessity of proving actual damages or posting any bond whatsoever.  The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.  In the event that Buyer were to seek damages for any breach of this Section 6.7, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.
(d) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
(e) In the event of a breach by any Seller of any covenant set forth in this Section 6.7, in addition to all other remedies available at law or equity, the term of such covenant will be extended by the period of the duration of such breach.

6.8. No Trading Or Discussion of Buying or Selling Stock of Buyer.  RVR and each Seller acknowledges that each of them and their respective representatives and agents may have non-public information concerning Buyer, and that the U.S. securities laws prohibit anyone who possesses non-public information concerning a company (such as Buyer) whose stock is traded publicly from (a) purchasing or selling that stock, (b) disclosing the non-public information to others, and (c) discussing with any person the possibility, or the advantages or disadvantages, of buying or selling stock of Buyer.  Each of the Sellers, and RVR, will comply with these securities law regulations and will cause its representatives and agents also to comply with the same.
6.9. Financial Statements.  On or before November 7, 2016, Sellers shall cause RVR (i) to attempt to obtain, as soon as possible, a converted version of its Annual Financial Statements and its Interim Financial Statements to  U.S. GAAP, with such statements prepared in their converted form in conformity with U.S. GAAP applied on a consistent basis; and (ii) to have an audit of its Annual Financial Statements commenced on or before November 15, 2016, which audit will be  conducted, completed and delivered to Buyer by an accounting or audit firm that is certified by the U.S. Public Accounting Oversight Board.  The Annual Financial Statements shall be audited and prepared in conformity with U.S. GAAP applied on a consistent basis.  The Interim Financial Statements, which will be reviewed by the same accounting or audit firm, also shall be prepared in conformity with U.S. GAAP, applied on a consistent basis.

6.10. Access to RVR.  Sellers and RVR will allow Buyer and its representatives access to RVR's premises, employees and records at all reasonable times before Closing to enable Buyer to become familiar with the business and affairs of RVR.
6.11. Registration Statement.  Immediately after execution of this Agreement, Buyer shall complete preparation of a registration statement (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission (the "SEC") to register the sale by the Sellers of the Buyer Stock that is issued to them pursuant to the terms of this Agreement.  Buyer shall take commercially reasonable steps to file the Registration Statement with the SEC and pursue the Registration Statement's becoming effective with the SEC as soon as reasonably possible after the Closing Date. Buyer will in good faith attempt to file this Registration Statement with the SEC within 15 days after the Closing Date.

SECTION 7. CONDITIONS TO CLOSING
7.1. Conditions Applicable to All Parties.  The obligations of each of the parties hereto to consummate the Stock Sale are subject to the satisfaction (or the waiver by the Buyer and the Sellers) of the following conditions at or prior to the Closing:
(a) Restraining Action.  No judgment, order or decree shall have been issued or rendered by any court or other Governmental Body to restrain or prohibit the Stock Sale.
(b) Payoff of Governmental Obligations.  All obligations owed to the Malaysian government or to any other Governmental Body by RVR, and/or either Seller, shall be paid or waived by the respective Governmental Body, including without limitation, the (US)$850,000 obligation owed by RVR and/or Sellers to the Malaysian government (the "(US)$850,000 Obligation").
(c) Debt Forgiveness.  Documentation of the forgiveness and cancelation of the (US)$250,000 currently owed to Buyer by RVR for a prior technology transfer pursuant to the Technology Transfer And Manufacturing Agreement dated on or about February 7, 2014 between RVR and Chembio Diagnostic Systems, Inc., as amended as of May 20, 2015 and September 3, 2015.
7.2. Additional Conditions Applicable to the Buyer's Obligations.  The obligations of the Buyer to consummate the Stock Sale are also subject to the satisfaction (or waiver by the Buyer) of the following conditions at or prior to the Closing:
(a) Representations, Warranties and Covenants.  The representations and warranties of the Sellers contained in Section 4 and the covenants in Section 6 that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).  The Sellers shall have delivered to the Buyer on the Closing Date a certificate, dated the Closing Date and duly executed by the Sellers, certifying to the fulfillment of the conditions set forth in this paragraph.
(b)  Due Diligence.  Buyer shall have completed, to its sole satisfaction, all due diligence that Buyer desires to undertake with respect to all aspects of RVR, including without limitation the business, prospects, contracts, obligations, liabilities, customers, vendors, suppliers, facilities, government relationships, and any other matters concerning RVR, and also with respect to each of the Sellers, as  requested or otherwise determined by Buyer.  As part of Buyer's due diligence, Sellers shall have caused RVR to deliver all Schedules described in this Agreement and any other information either (i) requested in this Agreement to be delivered to Buyer by RVR and/or Sellers, or (ii) requested by Buyer after execution of this Agreement to be provided to Buyer by RVR and/or either or both of the Sellers.  If Buyer, in its sole discretion, is not satisfied with any aspect of the information it obtains concerning (i) RVR, (ii) either of the Sellers, or (iii) any other matter related to RVR or either of the Sellers, then Buyer may terminate this Agreement with no further obligation to either of the Sellers or to RVR.
(c) Compliance with All Required Covenants, Obligations and Agreements.  Sellers and RVR shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;
(d) Employment Agreements.
(i)	Dr. Avijit Roy shall have duly executed and delivered an Employment Agreement with RVR, substantially in the form attached hereto as Exhibit A.
(ii)	Magentiren Vajuram shall have duly executed and delivered an Employment Agreement with RVR, substantially in the form attached hereto as Exhibit A.

(e) Filings with Companies Commission of Malaysia.  All overdue, delinquent or otherwise outstanding filings with the Companies Commission of Malaysia shall have been duly made by RVR; and
(f) Receipt of Items Listed in Section 7.4.  Buyer shall have received the items listed in Section 7.4.
7.3. Additional Conditions Applicable to the Sellers' Obligations.  The Sellers' obligations to consummate the Stock Sale are also subject to the satisfaction (or the waiver by the Sellers) of the following conditions at or prior to the Closing:
(a) Representations, Warranties and Covenants.  The representations and warranties of the Buyer contained in Section 5 and the covenants in Section 6 shall be true and correct in all material respects as they are respectively qualified, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).  The Buyer shall have delivered to the Sellers on the Closing Date a certificate, dated the Closing Date and duly executed by the Buyer, certifying to the fulfillment of the conditions set forth in this paragraph.
(b) Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;
(c) Sellers shall have received the items listed in Section 7.5.
7.4. RVR and the Sellers Closing Deliveries.  At the Closing, the Sellers shall deliver to Buyer, each of the following:
(a) each of the Transaction Documents, duly executed by the applicable Sellers;
(b) originals of the following: (i) forms of transfer of securities (Form 32A) executed by each Seller; (ii) share certificates representing all of the Common Stock issued in the name of the Sellers; (iii) RVR's board resolution duly passed in accordance with RVR's articles of association approving the transfer of the Common Stock from the Sellers to the Buyer or any other Person nominated in writing by the Buyer; and (iv) certified copy of RVR's audited financial statements not older than eighteen (18) months prior to Closing;;
(c) all corporate, accounting and other records of RVR, which shall be deemed delivered at Closing provided all of the same are available and accessible to the Buyer at RVR's principal place of business and registered office with effect from and after Closing;
(d) written resignations, that provide that they become effective at the time of the Closing, of all directors, officers and the secretary of RVR on such terms acceptable to the Buyer, and the appointment of each of the Sellers, and of John J Sperzel III, Richard Larkin and Katherine Davis to be directors of RVR;
(e) all third party consents (including but not limited to any Governmental Body or contractual counterparty or financier of RVR), disclosed on Schedule 7.4, that are required for the transactions contemplated under this Agreement have been obtained on such terms and forms acceptable to Buyer;
(f) an executed amendment to the RVR Lease Agreement, and any other documentation required by landlord, acknowledging the change in ownership of RVR; and
(g) such other documents or instruments as Buyer reasonably requests and deems helpful to consummate the transactions contemplated by this Agreement, including but not limited to the following: (i) RVR's directors' resolution approving the transfer of the Common Stock from the Sellers to the Buyer; (ii) RVR's directors' resolution approving the appointment of such persons nominated by the Buyer as directors and secretary of RVR; (iii) RVR's shareholders' resolution to amend RVR's memorandum and articles of association, if required by Buyer.
7.5. Buyer Closing Deliveries.  At the Closing, Buyer shall deliver to the Sellers or applicable Seller, each of the following:
(a) each of the Transaction Documents, duly executed by Buyer;
(b) each of the items and payments required to be delivered pursuant to Section 2.2;
(c) original certificates representing all of the Buyer Stock, except for the Holdback Stock, which delivered certificates, which does not include the Holdback Stock, shall be either duly endorsed for transfer or accompanied by stock powers executed in blank; and
(d) such other documents or instruments as the Sellers may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

SECTION 8. INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS
8.1. Indemnification.
(a) After the Closing Date, subject to the terms and conditions of this Section 8, including the limits on indemnity set forth in Section 8.4, each of the Sellers shall jointly and severally indemnify and hold harmless the Buyer and its Affiliates, including RVR, and their respective officers, directors, employees, trustees, agents and representatives (the "Buyer Indemnitees") from, and will pay to the Buyer Indemnitees the amount net of any proceeds received by the Buyer Indemnitee from any form of insurance, indemnity by prior owner or other source of reimbursement, or other offsets or benefits, including tax benefits (but giving effect to any tax detriment from receipt of indemnification proceeds), obtained of, any loss, liability, judgment, damage, cost or expense (including interest, penalties, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") arising from or in connection with (i) any breach of any representation or warranty of the Sellers contained in Section 4, (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by the Sellers after the Closing Date; or (iii) any amounts, costs or liabilities not yet paid, or arising from or incurred by the Buyer, in respect to or in connection with any obligations owed by RVR or either of the Sellers to the government of Malaysia, including without limitation the (US)$850,000 Obligation and any amounts owed on that or any other obligations previously deemed paid.
(b) After the Closing Date, subject to the terms and conditions of this Section 8, including the limits on indemnity set forth in Section 8.4, the Buyer shall indemnify and hold harmless each of the Sellers and their respective trustees, agents and representatives (the "Seller Indemnitees") from, and will pay to the Seller Indemnitees the amount net of any proceeds received by the Seller Indemnitee from any form of insurance, indemnity by prior owner or other source of reimbursement, or other offsets or benefits, including tax benefits (but giving effect to any tax detriment from receipt of indemnification proceeds) obtained of, any Losses arising from or in connection with (i) any liability of RVR as of the Closing Date (which was not disclosed to Buyer prior to Closing) or arising after the Closing, or any breach of any representation or warranty of the Buyer contained in Section 5 or (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by the Buyer after the Closing Date.
8.2. Notice and Defense of Claims.
(a) A Person seeking indemnification under this Section 8 (the "Indemnified Person") shall give prompt written notice to the indemnifying person or persons, or successors thereto (the "Indemnifying Person"), of any matter with respect to which the Indemnified Person seeks to be indemnified (the "Indemnity Claim").  Such notice shall state the nature of the Indemnity Claim and, if known, the amount of the Loss.  If the Indemnity Claim arises from a claim of a third party, the Indemnified Person shall give such notice within a reasonable time after the Indemnified Person has actual notice of such claim, and in the event that a suit or other proceeding is commenced, within five (5) business days after receipt of written notice by the Indemnified Person thereof.  Notwithstanding anything in this paragraph to the contrary, the failure of an Indemnified Person to give timely notice of an Indemnity Claim shall not bar such Indemnity Claim except and to the extent that the failure to give timely notice has impaired materially the ability of the Indemnifying Person to defend the Indemnity Claim.
(b) If the Indemnity Claim arises from the claim or demand of a third party, the Indemnifying Person shall assume its defense, including the hiring of counsel and the payment of all fees and expenses.  The Indemnified Person shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person.  In the event that the Indemnifying Person, within thirty (30) days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof.  Anything in this Section 8 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person.  The Indemnifying Person may, without the Indemnified Person's prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.
8.3. Limitations.  Notwithstanding anything to the contrary in this Agreement:
(a) After the first anniversary of the Closing Date, at the option of Buyer, the Holdback Stock can be used to settle any other obligations under this Agreement, including any unpaid Indemnity Claims arising under this Section 8.
(b) Subject to paragraph (c), neither the Sellers, on the one hand, nor the Buyer, on the other hand, shall have any liability with respect to Indemnity Claims arising under this Section 8 in excess of the Purchase Price (the "Cap") in the aggregate as set forth in Section 2.2 for all such Indemnity Claims.
(c) In no event shall any recovery under this Agreement include the loss of anticipated profits, cost of money, loss of use of revenue, or any other special, punitive, incidental or consequential losses or damages of any nature arising at any time or from any cause whatsoever, including lost profits or revenue, lost savings, loss of managerial time, business interruption or other lost opportunity.
(d) In the absence of common law fraud, this Section 8 shall serve as the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees for Losses and for any other claims (other than those arising under Sections 5.7 or 9) in any, way relating to this Agreement to the exclusion of all other statutory or common law remedies (including rights under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), whether based on contract, tort, strict liability or otherwise.
(e) Each Seller's obligations under this Section 8 or Section 9 shall be joint and several with the other Sellers and shall be limited to its pro rata portion of the Purchase Price in excess of the Deductible and up to the Cap.

SECTION 9. TERMINATION
9.1. Termination.  This Agreement may, by notice given at or prior to the Closing, be terminated in any of the following manners:
(a) By the mutual written consent of the Sellers and the Buyer;
(b) By the Buyer or the Sellers, if there has been a material breach by the other of any covenant contained in this Agreement, that is not or cannot be cured within thirty (30) days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below;
(c) By the Buyer or the Sellers, if (i) any condition to Closing required by Section 7 has not been met or waived by each party entitled to grant such waiver within 15 business days after written notice of the unsatisfied condition has been given to the party or parties that are required to satisfy the condition, (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition runs or (iii) the Stock Sale has not occurred by such date; provided, however, that the right to terminate this Agreement pursuant to this paragraph shall not be available to a party if its failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur or be capable of occurring on or before such date; or
(d) By the Buyer if the Buyer is unable to obtain financing, a line of credit, or another source of immediately available funds to purchase the Common Stock on conditions favorable to the Buyer, at the Buyer's sole discretion.
9.2. Effect of Termination: Survival.  Upon termination of this Agreement pursuant to this Section 9, this Agreement shall be void, and there shall be no liability by reason of this Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or equity holders, except for any liability of a party hereto arising out of a material breach of its representations and warranties contained herein or arising out of a material breach of any covenant in this Agreement prior to the date of termination or of any covenant that survives pursuant to the next succeeding sentence.  Sections 10.1, 10.3 and 10.5 shall survive any termination of this Agreement.
SECTION 10. MISCELLANEOUS
10.1. Notices.  Any notice, communication, request, reply, consent, advice or disclosure notice ("Notice") required or permitted to be given or made by any party to the other in connection with this Agreement must be in writing and may be given or served by (i) hand delivering such notice, (ii) sending such notice by an international commercial courier service for next business day delivery, in each case properly addressed as provided below, or (iii) by facsimile or other forms of electronic communication.  Notice hand delivered in person or delivered by commercial courier shall be effective at the time of delivery, and notice given by facsimile or other electronic communication shall be effective on the first day that is both a Malaysian and a U.S. business day when such facsimile or electronic communication has been transmitted to the facsimile number or email address specified in this Section 10.1 and confirmation of transmission has been received by the giver of such notice.  For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:
If to the Sellers:
Magentiren Vajuram
2-1, 2nd  Floor, N-TATT Building
Jalan TP5,  Taman Perindustrian UEP
Subang Jaya, 47600
Selangor Darul Ehsan
Malaysia
Facsimile number: +603 - 8024 5120
 E-mail address: macv@rvrdiagnostics.com
Dr. Avijit Roy
2-1, 2nd  Floor, N-TATT Building
Jalan TP5,  Taman Perindustrian UEP
Subang Jaya, 47600
Selangor Darul Ehsan
Malaysia
Facsimile number: +603 - 8024 5120
 E-mail address: aroy@rvrdiagnostics.com

If to RVR:
RVR Diagnostics Sdn Bhd
2-1, 2nd  Floor, N-TATT Building
Jalan TP5,  Taman Perindustrian UEP
Subang Jaya, 47600
Selangor Darul Ehsan
Malaysia
Attn:  Magentiren Vajuram, Managing Director
Facsimile number: +603 - 8024 5120
E-mail address: macv@rvrdiagnostics.com

If to the Buyer:
Chembio Diagnostics, Inc.
3661 Horseblock Road, Suite A
Medford NY 11763
Phone: (303) 893-2005Attn: John J. Sperzel III, Chief Executive Officer
Facsimile number: 631-924-2065
E-mail address:  JSperzel@chembio.com
With a copy [not constituting an acceptable or required notice for purposes of this Agreement] to:
Haynes and Boone, LLP
1801 Broadway Street, Suite 800
Denver CO 80202
Attn: Alan L. Talesnick
Facsimile number: (303) 894-9239
E-mail address: Alan.Talesnick@haynesboone.com
or such substituted persons or addresses of which any of the parties may give notice to the other in writing.
10.2. Waiver.  The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party.  Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.
10.3. Expenses.  Regardless of whether the transactions contemplated by this Agreement are consummated, all expenses, including fees for legal, accounting, investment banking, financial and other advisory services, incurred by the Sellers and RVR in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers.  Regardless of whether the transactions contemplated by this Agreement are consummated, all expenses, including fees for legal, accounting, investment banking, financial and other advisory services, incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, including but not limited to all stock transfer taxes, recording charges and filing fees, if any, that may be imposed in connection with the transfer of the Common Stock from the Sellers to the Buyer or transfer of Buyer Stock to Sellers.
10.4. Integrated Agreement.  This Agreement (along with the Exhibits and Schedules referenced herein) constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, covenants or understandings, among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.  Except and as to the extent set forth in Sections 4 and 5, any schedule hereto or any certificate delivered pursuant to Section 7, neither party makes any representations or warranties whatsoever, and disclaims all liability and responsibility for any representation or warranty made or communicated orally or in writing to the other party (including any information, opinion or advice that may have been provided to the other party by any officer, director or employee of such party, such party's counsel or accountants, or any other agent, consultant or representative of such party, none of which has been relied upon by the other party).
10.5. Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and no party hereto may assign its rights or obligations hereunder without the prior written consent of the other party.  Except as provided in Section 8, nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.
10.6. Future Amendment; this Agreement Amends and Replaces Original SPA in its Entirety.  Unless otherwise provided herein, this Agreement may be amended only by an agreement in writing signed by each party hereto.  This Amended And Restated Stock Purchase Agreement amends, replaces, and supersedes the Original SPA in its entirety.
10.7. Assignment.  Buyer shall have the right to assign its rights and obligations under this Agreement at its sole discretion.  Sellers shall not have the right to assign their rights and obligations under this Agreement.
10.8. Counterparts.  This Agreement may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
10.9. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the state of New York, USA.
(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.
SELLERS:

Dr. Avijit Roy, individually

Magentiren Vajuram, individually

RVR:
RVR Diagnostics Sdn Bhd
By:
Printed Name:  Magentiren Vajuram
Title: Managing Director

BUYER:
Chembio Diagnostics, Inc.

By:
John J. Sperzel III,
 CEO